Exhibit 15

August 26, 2010

AZZ incorporated
One Museum Place, Suite 500
3100 W. 7th Street
Fort Worth, TX 76107

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of North American Galvanizing & Coatings, Inc. and subsidiary for the three-month periods ended March 31, 2010 and 2009, as indicated in our report dated April 30, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is incorporated by reference in your Form 8-K/A dated August 26, 2010, is incorporated by reference in the Registration Statements on Form S-3 (No. 333-66294) and Form S-8 (No. 33-49164, No. 33-49158, No. 333-92377, No. 333-31716, No. 333-38470, No. 333-48886, No. 333-90968, No. 333-131068, No. 333-152958, No. 333-152960) of AZZ incorporated.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma